RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                THE RIVAL COMPANY

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               Pursuant to Section 245 of the General Corporation
                          Law of the State of Delaware
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         The undersigned, being the President of The Rival Company, a Delaware corporation (the "Corporation"), in order to restate in its entirety the Corporation's Certificate of Incorporation (as heretofore amended), hereby certifies as follows:

         1. The present name of the Corporation is The Rival Company, and the name under which the Corporation was incorporated was Rival Manufacturing Company;

         2. The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on the 7th day of April, 1986 under the name of Rival Manufacturing Company. A Certificate of Ownership and Merger merging Rival Manufacturing Company, a Missouri corporation, with and into the Corporation was filed in the office of the Secretary of State of the State of Delaware on the 16th day of April, 1986. A Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on the 9th day of November, 1987. A Certificate of Change of Registered Agent and Registered Office was filed in the Office of the Secretary of State of the state of Delaware on February 10, 1989. A Certificate of Ownership and Merger merging The Rival Company (formerly, Rival Holdings, Inc.), a Delaware corporation and the parent company of the Corporation, with and into the Corporation and further amending the Certificate of Incorporation of the Corporation to, among other things, change the Corporation's name to The Rival Company and to change the authorized capital stock of the Corporation, was filed in the office of the Secretary of state of the State of Delaware on the 2nd day of June, 1992.

         3. The Board of Directors of the Corporation, by unanimous written consent, duly adopted this Restated Certificate of Incorporation in accordance with Section 245 of the General Corporation Law of the State of Delaware. Since this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended, and there is not discrepancy between those provisions of the Certificate of Incorporation and the provisions of this Restated Certificate of Incorporation, the Board of Directors duly adopted this Restated Certificate of Incorporation without a vote of the Corporation's stockholders.

         4. The Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

        "1. The name of the Corporation is The Rival Company.

         2. The address of the registered office of the Corporation in Delaware is 1290 Orange Street, in the City of Wilmington, County of New Castle, and the name of the registered agent at such address is The Corporation Trust Company.

         3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the Corporation is authorized to issue is 15,000,000 shares of Common Stock, par value $.01 per share.

         5. Except as required in the By-Laws, no election of directors need be by written ballot.

         6. The Board of Directors shall have the power to make, alter, or repeal By-Laws subject to the power of the stockholders to alter or repeal the By-Laws made or altered by the Board of Directors.

         7. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this Article 7 by the stockholders of the Corporation shall not adversely affect any right existing at the time of such repeal or modification.

         8. The Corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount of it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. Any repeal or modification of this Article 8 by the stockholders of the Corporation shall not adversely affect any right or protection of an officer, director, employee or agent of the Corporation existing at the time of such repeal or modification.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by Thomas K. Manning, its President, and attested by Stanley D. Biggs, its Secretary, this 18th day of June, 1992.

                                             THE RIVAL COMPANY

                                    By:  /s/ Thomas K. Manning
                                         -----------------------------
                                             Thomas K. Manning
                                             President

ATTEST


By: /s/ Stanley D. Biggs
    -----------------------------------
         Stanley D. Biggs
         Secretary

                            CERTIFICATE OF AMENDMENT

                                       OF

                    THE RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                THE RIVAL COMPANY


                                    * * * * *


  The Rival Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,


  DOES HEREBY CERTIFY:

  FIRST: That the Board of Directors of The Rival Company, Inc., (the "Corporation") by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

     RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing the Fourth Article of Section Four thereof so that, as amended, said Article shall be and read as follows:

        "The total number of shares of stock which the corporation shall have authority to issue is three thousand (3,000) shares of common stock, $.01 par value per share. "

  SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, The Rival company has caused this certificate to be signed by Jordan A. Kahn, its Chief Executive Officer, this 15th day of March, 1999.


                                THE RIVAL COMPANY


                                By: /s/ Jordan A. Kahn
                                    ---------------------------------------
                                    Jordan A. Kahn, Chief Executive Officer